Exhibit No. 16

Hutton Nelson & McDonald, LLP
Certified Public Accountants


July 31, 2001


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C.  20549

Re: Lexon Technologies, Inc., Commission File Number 000-24721

Dear Sir/Madam:

     We were previously principal accountants for the Company and under the date of February 18, 2000, except for Note 17 to the consolidated financial statements as to which the date is March 6, 2000, we reported on the consolidated financial statements of the Company for the years ended December 31, 1999 and 1998. On May 30, 2001, we terminated our relationship with the Company due to non payment for services rendered.

     We have read the Company's statements included under Item 4 of its current report on Form 8-K dated July 31, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company' statement that they have no funds available to engage alternative auditors.


/S/Keith Freidlein
Nelson & McDonald, LLP
Certified Public Accountants
1815 South Meyers Road, Suite 550
Oakbrook Terrace, Illinois

Telephone (630) 495-5400
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